EXHIBIT 5.1
[LETTERHEAD OF WINSTEAD SECHREST & MINICK P.C.]
February 27, 2006
Encore Medical Corporation
9800 Metric Boulevard
Austin, Texas 78756
     Re:    Encore Medical Corporation Common Stock
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by Encore Medical Corporation with the Securities and Exchange Commission in connection with (a) the Encore Medical Corporation 1996 Incentive Stock Plan (the “Plan”), which Registration Statement covers the offer and sale of up to five million (5,000,000) shares of common stock, par value $0.001 per share, of Encore Medical Corporation (“Common Stock”) to be issued pursuant to stock options granted under the Plan, and (b) the offer and sale of up to 957,282 shares of Common Stock to be issued by Encore Medical Corporation upon the exercise of outstanding options granted to certain employees and consultants of Compex Technologies, Inc., a wholly owned subsidiary of Encore Medical Corporation (the “Compex Options”). Together the shares of Common Stock under (a) and (b) are referred to herein as the “Shares.” We have examined the form of the agreements setting forth the terms of the respective Compex Options (the “Individual Option Agreements”). We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.
     Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Delaware General Corporation law and in accordance with (a) the terms of the Plan and the respective option agreements or (b) the Individual Option Agreements, as applicable, will be legally issued, fully paid and nonassessable in accordance with the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.
     Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

Very truly yours,
/s/ WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.